EXHIBIT 99.1

Contact:

Rob Mills

CFO

Knology, Inc.

706-645-8970

rob.mills@knology.com

KNOLOGY WITHDRAWS SENIOR NOTES OFFERING

WEST POINT, Ga. — (March 3, 2004) — Knology, Inc. (Nasdaq: KNOL) today announced that, in light of current market conditions, it is withdrawing its proposed private offering of senior notes. “We had believed that market conditions would enable us to complete an opportunistic refinancing of our existing long-term debt to realize significant cost savings,” said Rodger Johnson, President and Chief Executive Officer of Knology. “Unfortunately, proceeding with the proposed offering in the current market environment would not have provided Knology with the interest expense savings we had expected.”

About Knology

Knology, Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that needed financing will not be available to us if and as needed, (2) that we will not retain or grow our customer base, (3) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (4) that we will fail to be competitive with existing and new competitors, (5) that we will not adequately respond to technological developments that impact our industry and markets, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2002, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

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